Exhibit 10.33
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
FINAL VERSION

EXCLUSIVE LICENSE AGREEMENT
THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made effective as of December 10, 2015 (the “Effective Date”) by and between Agensys, Inc., a California corporation, having an address at 1800 Stewart St., Santa Monica, CA 90404 (“AGENSYS”), and Bellicum Pharmaceuticals, Inc., a Delaware corporation, having an address at 2130 W. Holcombe Blvd #800, Houston, TX 77030 (“BELLICUM”). AGENSYS and BELLICUM are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, AGENSYS has proprietary technology relating to prostate stem cell antigen 1 and antibodies thereto; and
WHEREAS, the BELLICUM wishes to leverage AGENSYS’s proprietary technology to develop products utilizing AGENSYS’s proprietary technology for cell therapies and gene therapies for treatment of human diseases;
NOW THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:
1.    DEFINITIONS
The following terms have the following meanings as used in this Agreement:
1.1    “Affiliate” means, an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with an entity as of or after the Effective Date and only for the period of such control. For purposes of this definition only, the term “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the possession of the power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of an entity, whether by ownership of voting stock or partnership interest, by contract or otherwise, including direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question; provided, however, that if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests.
1.2    “AGENSYS Licensed Patent Rights” means the rights licensed to AGENSYS under the […***…] License Agreement in and to: (a) the patent applications and patents listed in Exhibit B; (b) any other patent or patent application that claims priority to, or common priority with, or is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent or patent application identified in (a); (c) any patents subsequently issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof), if such claim is entitled to the priority date of at least one of the patents or patent applications identified
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in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b), (c) or (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).
1.3    “AGENSYS Technology” means information, data, know-how and technology owned by AGENSYS, of any type whatsoever, in any tangible or intangible form, including trade secrets and techniques, inventions, practices, methods, techniques, processes, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), manufacturing know-how and data, analytical and quality control data, stability data, other study data and procedures, results, inventions, developments, specifications, formulations, compositions of matter of any type or kind (patentable or otherwise), assays and tangible materials delivered to BELLICUM by or on behalf of AGENSYS. The […***…] are included within AGENSYS Technology.
1.4    “AGENSYS Patent Rights” means: (a) the patent applications and patents listed in Exhibit A; (b) any other patent or patent application that claims priority to, or common priority with, or is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent or patent application identified in (a); (c) any patents subsequently issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof), if such claim is entitled to the priority date of at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b), (c) or (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).
1.5    “BLA” means a Biologics License Application under United States 21 C.F.R. 601.2, or foreign equivalent thereof, for Regulatory Approval filed in any country or group of countries in the Territory.
1.6    “Commercial Launch” means, with respect to a Licensed Product and a given country, the first sale of such Licensed Product to a Third Party in such country once all Regulatory Approvals required therefor and have been obtained in such country.
1.7    “Commercialize” means to promote, market, distribute, sell and provide product support for a product, and "Commercializing" and "Commercialization" will be interpreted accordingly.
1.8    “Commercially Reasonable Efforts” means that level of efforts and resources consistent with commercially reasonable practices of a similarly situated company in the pharmaceutical industry with respect to the research, development or commercialization of a pharmaceutical product at a similar stage of research, development or commercialization, taking
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into account relevant factors including, without limitation, measures of patent coverage, relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of such product, the regulatory structure involved, the market potential of such product and other relevant factors, including comparative technical, legal, scientific and/or medical factors, all as measured by the facts and circumstances in effect at the time when the carrying out of such obligations is due.
1.9    “Confidential Information” means all information and materials received by either Party from the other Party pursuant to this Agreement, other than that portion of such information or materials that:
(i)    is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;
(ii)    was known to the receiving Party as demonstrated by contemporaneous, competent written records, without obligation to keep it confidential, prior to when it was received from the disclosing Party;
(iii)    is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential;
(iv)    has been publicly disclosed other than by the disclosing Party and without breach of the receiving Party’s obligation of confidentiality with respect thereto; or
(v)    has been independently developed by the receiving Party without the aid, application or use of, or reference to, Confidential Information of the disclosing Party, as demonstrated by contemporaneous, competent written records.
1.10    “Control” means possession of the ability to grant a license or sublicense under, or to provide access to or copies of, certain property of a Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
1.11    “Field” means cell and gene therapy of diseases in humans.
1.12    “IND” means an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act or foreign equivalent thereof in any country or group of countries in the Territory, the filing of which is necessary to commence clinical testing of a pharmaceutical product in humans in a particular jurisdiction.
1.13    “Licensed Product” means any product or process where the manufacture, use, practice, sale, offer for sale, importation or performance of such product in the country in question would, in the absence of this Agreement, constitute an infringement (or, in the case of a pending claim, would constitute an infringement if such pending claim was then issued) of at least one Valid Claim within the AGENSYS Patent Rights, or any Patents directed to AGENSYS Sole Inventions, or any Joint Patents (without giving effect to BELLICUM’s ownership interest therein), or would, in the absence of this Agreement, constitute an infringement of any Valid […***…] Claim within the AGENSYS Licensed Patent Rights.
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1.14    “Net Sales” means, with respect to any Licensed Product, the total amount actually received from the commercial sale of such Licensed Product by BELLICUM, its Affiliates or Permitted Sublicensees to Third Parties after deduction (if not already deducted in the amount invoiced) of the following items, but only to the extent that such items are actually paid or allowed in connection with such sale of Licensed Product and are consistent with GAAP, typical and customary for BELLICUM:
[…***…]
For the avoidance of doubt, […***…] will not result in any Net Sales.
Notwithstanding the foregoing in this Section 1.14, amounts received by BELLICUM, its Affiliates or Permitted Sublicensees for […***…] will not be included in the computation of Net Sales hereunder.
1.15    “Patent” means (i) unexpired letters patent (including inventor's certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof.
1.16    “Phase II Clinical Trial” means a clinical trial, or foreign equivalent thereof, as defined in 21 C.F.R. 312.21(b), as may be amended from time to time, in any country or group of countries in the Territory.

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1.17    “Phase III Clinical Trial” means a clinical trial, or foreign equivalent thereof, as defined in 21 C.F.R. 312.21(c), as may be amended from time to time, in any country or group of countries in the Territory.
1.18    “Regulatory Approval” means all approvals (including supplements, amendments, pre- and post-approvals and Price Approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use or sale of a pharmaceutical product in a given regulatory jurisdiction.
1.19    “Regulatory Authority” means the United States Food and Drug Administration or foreign equivalent thereof in the applicable territory or country within the Territory.
1.20    “Territory” means worldwide.
1.21    “Third Party” means any entity other than AGENSYS or BELLICUM or their respective Affiliates (and in the case of AGENSYS, such AGENSYS Affiliates shall be set forth in Exhibit C, attached hereto, as it may be amended from time-to-time).
1.22    “[…***…] License Agreement” means the License Agreement […***…].
1.23    “Valid Claim” means a claim in an issued patent or a pending patent application within the AGENSYS Patent Rights, or any Patents directed to AGENSYS Sole Inventions, or the Joint Patents, which claim has not expired, lapsed, been cancelled or become abandoned irrevocably and has not been held invalid or unenforceable by an un-reversed and un-appealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
1.24    “Valid […***…] Claim” means a claim in an issued, unexpired patent or a pending patent application within the AGENSYS Licensed Patent Rights that has not lapsed, been canceled, or become abandoned and which claim has not been held invalid or unenforceable in an unappealed and unappealable final judgment of a court of competent jurisdiction.
1.25    Additional Definitions:

Defined Term	Section in which Defined
AGENSYS	Preamble
AGENSYS Indemnitees	7.1
AGENSYS Sole Invention	5.1

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Defined Term	Section in which Defined
Agreement	Preamble
API	2.6(a)
ASMAI	12.1
Assignment In Part	12.7
BELLICUM	Preamble
BELLICUM Indemnitees	7.2
BELLLICUM Sole Invention	5.1
CDA	12.1
Commercialization Option	2.6(a)
Competitive Infringement	5.3(b)(i)
Development Plan	3.1
Effective Date	Preamble
Excluded Claim	11.3(f)
Executives	2.6(a)
Indemnify	7.1
ICC	11.3(a)
ICC Rules	11.3(a)
Japan License Agreement	2.6(a)
Joint Inventions	5.1
Joint Patents	5.2(c)
JP Licensed Product	2.6(a)
Licensed BELLICUM Patent	2.2
Licensee	2.6(a)
Losses	7.1
MCA	12.1
Party/Parties	Preamble
Patent Term Extension	5.5
Permitted Sublicensee	2.3
Proposed Terms	2.6(a)
Referral Date	2.6(a)
Royalty Term	4.3(b)
Section 11.2 Executives	11.2
Support Memorandum	2.6(a)
Sublicense Agreement	2.3

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Defined Term	Section in which Defined
Term	10.1
Third Party Claim	7.1
Third Party Claim of INF	5.4(a)
Third Party IP License	4.3(d)

2.    LICENSES
2.1    Licenses to BELLICUM.
(a)    AGENSYS Owned. Subject to the terms and conditions of this Agreement (including, without limitation, the Commercialization Option provided in Section 2.6 and the financial obligations in Article 4), AGENSYS hereby grants to BELLICUM an exclusive, royalty-bearing (in accordance with Article 4) license under the AGENSYS Patents Rights, the AGENSYS Technology and AGENSYS’s interest in the Joint Patents, to develop, make, have made, use, sell, offer to sell, lease, import and have imported, and to perform and have performed, Licensed Products in the Field in the Territory. Such license will be sublicensable as provided in Section 2.3.
(b)    AGENSYS Licensed. Subject to the terms and conditions of this Agreement (including, without limitation, the Commercialization Option provided in Section 2.6 and the financial obligations in Article 4) and the […***…] License Agreement (including, without limitation, the rights of […***…] as described in Section 2.2 of the […***…] License Agreement), AGENSYS hereby grants to BELLICUM an exclusive (subject to the limitations set forth in Section 2.2 of the […***…] License Agreement), royalty-bearing (in accordance with Article 4) sublicense under the AGENSYS Licensed Patents Rights to make, have made, use, sell, offer for sale and import Licensed Products in the Field in the Territory, to the extent permitted under law. Such sublicense will be further sublicensable as provided in Section 2.3 to the extent not limited by the […***…] License Agreement. Without limiting the generality of the foregoing, Section 3.1 and Section 3.3 of the […***…] License Agreement is applicable to BELLICUM as a sublicensee of AGENSYS. The sublicense granted under this Section 2.1(b) is subject to the terms and conditions of the […***…] License Agreement governing the license to AGENSYS under which the sublicense is granted. AGENSYS will faithfully and timely perform and discharge its obligations under the […***…] License Agreement, and BELLICUM will faithfully and timely perform and discharge its obligations under this Agreement that arise as a result of the sublicense granted in this Section 2.1(b), and each Party will not permit any action to be taken or event to occur, in each case, to the extent within such Party's reasonable control, that would give […***…] the right to terminate the […***…] License Agreement. For the avoidance of doubt, any act or omission by BELLICUM that would cause AGENSYS to be in breach of the […***…] License Agreement is a breach of this Agreement.
2.2    Licenses to AGENSYS. As consideration for the rights granted under Section 2.1 and subject to the terms and conditions of this Agreement, BELLICUM hereby grants to
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AGENSYS a non-exclusive, fully paid license under Patents Controlled by BELLICUM that are directed to BELLICUM Sole Inventions, to the extent each such Patent includes at least one claim that would read upon the making, using, or selling of antibodies that bind to prostate stem cell antigen 1 (each, a “Licensed BELLICUM Patent”), wherein AGENSYS is granted such license to develop, make, have made, use, sell, offer to sell, lease, import and have imported, and to perform and have performed any therapeutic product containing a soluble antibody or soluble derivative thereof that binds to prostate stem cell antigen 1 or, to the extent not based upon BELLICUM’s other proprietary technology, to exploit non-therapeutic product uses and applications (for example only, in vitro analysis and/or characterization) of any antibody not used within the Field. AGENSYS may sublicense its rights under a Licensed BELLICUM Patent only in conjunction with a license of AGENSYS’s rights in an AGENSYS therapeutic product containing a soluble antibody that binds to prostate stem cell antigen 1. Each such permitted sublicense must (a) be in writing and (b) be consistent with, and subject to the terms and conditions of, this Agreement, including but not limited to the limitations set forth in this Section 2.2.
2.3    Sublicensing by BELLICUM. To the extent permitted under this Agreement and the […***…] License Agreement, BELLICUM has the right to grant sublicenses under the licenses granted in Section 2.1 to one or more Third Parties or Affiliates subject to the provisions of this Section 2.3 and, if applicable, the […***…] License Agreement. Each agreement under which BELLICUM grants a sublicense under the licenses granted in Section 2.1 (each, a “Sublicense Agreement”) must (a) be in writing and (b) be consistent with, and subject to the terms and conditions of, this Agreement and, if applicable, the […***…] License Agreement. Any sublicensee of the rights granted to BELLICUM pursuant to this Section 2.3 will be referred to herein as a “Permitted Sublicensee.” BELLICUM will be responsible for compliance of any Permitted Sublicensee with this Agreement and, if applicable, the […***…] License Agreement. Any breach of this Agreement and, if applicable, the […***…] License Agreement by the acts or omissions of a Permitted Sublicensee will be a breach of this Agreement by BELLICUM. BELLICUM will provide AGENSYS with a full and complete copy of such Sublicense Agreement within […***…] after execution thereof; provided that BELLICUM may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement including, without limitation, provisions or portions of the Sublicense Agreement that are not relevant to the sublicense described in this Section 2.3. Notwithstanding the foregoing, if applicable, if a given Sublicense Agreement includes a sublicense grant by BELLICUM under the […***…] License Agreement, BELLICUM will provide AGENSYS with a full and complete copy of such Sublicense Agreement within […***…] after execution thereof; provided that BELLICUM may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement including, without limitation, provisions or portions of the Sublicense Agreement that are not relevant to the sublicense described in this Section 2.3.
2.4    [Reserved]
2.5    [Reserved]
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2.6    Option for Commercialization of Licensed Products in Japan.
(a)    Grant. For each Licensed Product that has completed a first Phase II Clinical Trial, and on such a Licensed Product-by-Licensed Product basis, BELLICUM agrees to grant and hereby grants AGENSYS the exclusive commercialization option (the “Commercialization Option”) to obtain an exclusive license -- under all Patents and technology owned or Controlled by BELLICUM (y) that are necessarily used, practiced or exploited to develop and Commercialize the particular Licensed Product in Japan, or (z) to ensure that the same Licensed Product is developed and Commercialized worldwide, that would be commercially reasonably used, practiced or exploited in developing and Commercializing such particular Licensed Product in Japan -- to develop and Commercialize each such particular Licensed Product in Japan (each, a “JP Licensed Product”) under the licensing terms set out in Section 2.6(b) below; provided that if the Licensee (as defined below) submits an IND in Japan for the same Licensed Product which has completed a first Phase II Clinical Trial, and if a Regulatory Authority in Japan requires the Licensee to modify such JP Licensed Product granted to the Licensee, then the Licensee shall have the right to change such JP Licensed Product to the extent required by such Regulatory Authority or otherwise required by applicable laws and regulations, and such modified JP Licensed Product shall be deemed the same as the JP Licensed Product for which the Commercial Option was exercised. For the avoidance of doubt, for Patents and technology that are Controlled, but not owned, by BELLICUM, BELLICUM will only grant a sublicense under such Patents and technology to the extent BELLICUM can do so without violating the terms of any agreement or other arrangement with any Third Party for such Patents and technology, and the Licensee shall be obligated to reimburse BELLICUM under the Japan License Agreement (as defined below) for payments BELLICUM is obligated to pay (and actually pays) to each such Third Party due to the grant of the sublicense or due to the exercise by the Licensee of its rights under such sublicense. AGENSYS or Astellas Pharma Inc. (“API”), a parent company of AGENSYS, may exercise the option with respect to a particular JP Licensed Product at any time during the period beginning upon […***…] and ending upon the earlier of: […***…]. If AGENSYS or API chooses to exercise the Commercialization Option, which choice is in the sole discretion of AGENSYS and API, AGENSYS or API will provide written notice thereof to BELLICUM (the entity providing such notice, the “Licensee”). Upon the giving of such notice, BELLICUM and the Licensee will negotiate in good faith a written license agreement (the “Japan License Agreement”) containing the terms and conditions set forth in Section 2.6(b) below, the terms and conditions under which BELLICUM (or BELLICUM’s contract manufacturing organization) would agree to manufacture and supply the JP Licensed Product if requested by the Licensee, and such other terms and conditions as are reasonable and customary in the industry but otherwise consistent with the terms in Section 2.6(b) below and this Agreement. BELLICUM and the Licensee will complete and execute the Japan License Agreement within […***…] of the Licensee’s exercise of the Commercialization Option. Upon execution of a given Japan License Agreement, the license grants to BELLICUM under Section 2.1 of this Agreement will exclude such JP Licensed Product in Japan, and the rights to such JP Licensed Product in Japan will vest exclusively with the Licensee. If AGENSYS or API executes a Japan License Agreement for a given Licensed Product, then AGENSYS or API, as Licensee, will be solely responsible for all preclinical, clinical and post-approval development, regulatory and
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commercialization activities in connection with such JP Licensed Product in Japan, including all costs related thereto; provided that BELLICUM may retain certain responsibilities related to such JP Licensed Product activities in Japan (as one non-limiting example, BELLICUM’s supply of rimiducid and associated regulatory support in relation to such rimiducid supply). In the event BELLICUM and the Licensee fail to reach agreement on the terms of the Japan License Agreement within such […***…] period of negotiation, either BELLICUM or the Licensee may refer the Japan License Agreement at issue to BELLICUM’s CEO and to Licensee’s senior executive (the “Executives”); provided that if Licensee is AGENSYS, the Executive shall be the chief executive officer of AGENSYS, and if the Licensee is API, the Executive shall be a senior executive of API that is authorized and empowered to bind API to the negotiated terms of the Japan License Agreement. The Executives will meet (or confer by telephone or video conference) within […***…] after such referral occurs (“Referral Date”), at a time and place mutually acceptable to both Executives. If the Executives do not resolve the terms of the Japan License Agreement at issue within […***…] after the Referral Date (or such longer time period as the Executives may mutually agree in writing), the Licensee or BELLICUM may submit the matter to binding “baseball arbitration” as follows: Within […***…] after the Executives fail to resolve the terms of the Japan License Agreement at issue, Licensee may refer such Japan License Agreement at issue to arbitration by submitting a written notice of such request to BELLICUM. Promptly following receipt of such notice, the Parties shall meet and discuss in good faith and agree on an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, and shall have some experience in mediating or arbitrating issues relating to such agreements. If the Parties cannot agree on such arbitrator within thirty (30) days of request by Licensee for arbitration, then such arbitrator shall be appointed by the American Arbitration Association, which arbitrator must meet the foregoing criteria. Within fifteen (15) days after an arbitrator is selected (or appointed, as the case may be), each Party will deliver to both the arbitrator and the other Party a detailed written proposal setting forth its proposed terms for the Japan License Agreement at issue (the “Proposed Terms” of the Party) and a memorandum (the “Support Memorandum”) in support thereof, not exceeding ten (10) pages in length. The Parties also will provide the arbitrator a copy of this Agreement, as it may be amended at such time. Within fifteen (15) days after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the arbitrator (with a copy to the other Party) a response to the other Party’s Support Memorandum, such response not exceeding five (5) pages in length. Neither Party may have any other communications (either written or oral) with the arbitrator other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 2.6(a); provided that, the arbitrator may convene a hearing if the arbitrator so chooses to ask questions of the Parties and hear oral argument and discussion regarding each Party’s Proposed Terms. Within sixty (60) days after the arbitrator’s appointment, the arbitrator will select one of the two Proposed Terms (without modification) provided by the Parties that (1) is most consistent with the intention underlying and agreed principles set forth in this Agreement including, without limitation, the terms and conditions expressly required to be in the Japan License Agreement as set forth in this Section 2.6, and (2) is most consistent with customary and standard terms and conditions for exclusive license agreements of this nature within the pharmaceutical industry, giving weight to the terms and conditions contained in this Agreement as being customary and standard within the pharmaceutical industry, though in no event shall customary and standard terms and conditions
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be found to override the terms and conditions expressly required to be in the Japan License Agreement as set forth in this Section 2.6. The decision of the arbitrator shall be final, binding, and unappealable. For clarity, the arbitrator must select as the only method to resolve the Japan License Agreement at issue one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or award any other relief or take any other action. For the avoidance of doubt, AGENSYS and API have no obligation hereunder to exercise the Commercialization Option.
(b)    Terms of the Japan License Agreement. Each Japan License Agreement will provide that the Licensee will pay to BELLICUM an option exercise fee of five million dollars (US$5,000,000) within […***…] after exercise of the applicable Commercialization Option. In addition, each Japan License Agreement will provide that the Licensee will pay to BELLICUM a royalty on Net Sales of the JP Licensed Product in Japan during the applicable Royalty Term on an annual basis at the following rates:
(i)    For the portion of aggregate annual Net Sales of all JP Licensed Products in Japan equal to or less than […***…] dollars (US$[…***…]) in any calendar year, […***…] percent ([…***…]%) of such portion of such Net Sales;
(ii)    For the portion of aggregate annual Net Sales of all JP Licensed Products in Japan greater than […***…] dollars (US$[…***…) and equal to or less than […***…] dollars (US$[…***…) in any calendar year, […***…] percent ([…***…]%) of such portion of such annual Net Sales;
(iii)    For the portion of aggregate annual Net Sales of all JP Licensed Products in Japan greater than […***…] dollars (US$[…***…]) in any calendar year, […***…] percent ([…***…]%) of such portion of such annual Net Sales.
(c)    Restriction on Certain Activities.  BELLICUM agrees not to grant any licenses or sublicenses, enter into any agreements with Third Parties or Affiliates or make any commitments that would prevent, limit or restrict BELLICUM from entering into the Japan License Agreement and fully granting the licenses thereunder upon the Licensee’s exercise of the Commercialization Option. For the avoidance of doubt, BELLICUM cannot grant any licenses under the Joint Patents, any sublicenses under the AGENSYS Patent Rights, the AGENSYS Technology, and, if applicable, any sublicenses under the AGENSYS Licensed Patent Rights, to make, use, sell, offer for sale, import, or export JP Licensed Products in Japan unless and until the Commercialization Option for such JP Licensed Product has expired without exercise by AGENSYS or API. Furthermore, BELLICUM agrees not to itself or with or through any Affiliate or Third Party, directly or indirectly, market, sell or otherwise Commercialize any Licensed Products within Japan unless and until the Commercialization Option for such JP Licensed Product has expired without exercise by AGENSYS or API.
2.7    Information, Data and Material.
(a)    Within […***…] days of the Effective Date, AGENSYS will provide BELLICUM with all information and data Controlled by AGENSYS that is reasonably necessary for BELLICUM to research, develop or manufacture Licensed Products or to perform regulatory activities in the Territory (for example, regulatory supporting documentation would include a
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right of reference to the CMC sections of relevant AGENSYS regulatory filings, if needed); provided that all AGENSYS Technology provided by AGENSYS pursuant to this Section 2.7(a) is provided to BELLICUM “AS IS”, subject to AGENSYS’s representations and warranties in Article 6.
(b)    Upon BELLICUM’s reasonable request within […***…] of the Effective Date, AGENSYS will make available to BELLICUM all information and data in AGENSYS’s Control relating to antibodies to prostate stem cell antigen 1 in AGENSYS’s possession that has not previously been provided to BELLICUM, including any raw data and/or original data relating to Licensed Products; provided that any AGENSYS Technology provided under this Section 2.7(b) will be provided “AS IS”, subject to AGENSYS’s representations and warranties in Article 6. For […***…] from the Effective Date, AGENSYS will not destroy, discard or otherwise dispose of or will not have destroyed, discarded or otherwise disposed of any information and data relating to antibodies to prostate stem cell antigen 1 without prior written approval of BELLICUM, which approval will not be unreasonably withheld; provided that, if requested by BELLICUM, AGENSYS will transfer to BELLICUM such information and data that AGENSYS proposes to destroy, discard or dispose of (or true and complete copies thereof).
2.8    AGENSYS’s Support.
(a)    Subject to the terms and conditions of this Agreement, if reasonably requested by BELLICUM within […***…] of the Effective Date, AGENSYS will, to the extent available mutually agreed upon by the Parties in writing, provide BELLICUM with support for the following activities with respect to Licensed Products:
(i)    pre-clinical and clinical data, information, and results in AGENSYS’s Control that are relevant to AGENSYS Technology and related to the Field; provided that if any such item of data, information or results also is covered by Section 2.7, the terms and conditions of Section 2.7 shall control with respect to such item;
(ii)    information pertaining to agreements with third parties that are granted rights and/or licenses under the AGENSYS Technology, or to materials that AGENSYS has shared with third parties involving AGENSYS Technology that are related to the Field;
(iii)    information pertaining to the […***…] License Agreement, including any matters related to the […***…] License Agreement that may influence or affect BELLICUM’s practice and exploitation of the license granted under Section 2.1(b).
(b)    Upon BELLICUM’s reasonable request, and to the extent available and as mutually agreed upon by the Parties in writing, AGENSYS shall provide support and/or information, data, know-how and technology if it pertains to an anti-prostate stem cell antigen 1 antibody or a related hybridoma that was in existence as of the Effective Date and to the extent that it is relevant to the Field. The Parties agree that the […***…] and the […***…] are non-limiting examples of such antibodies or hybridomas that were in existence as of the Effective Date. Notwithstanding anything herein to the contrary, AGENSYS shall have no obligation to provide support and/or information, data, know-how and technology
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(i) that pertains solely to any anti-prostate stem cell antigen 1 antibodies that did not exist as of the Effective Date; (ii) that pertains to improvements, derivatives or enhancements of an anti-prostate stem cell antigen 1 antibody that are not relevant to the Field; or (iii) that is directed to antibody drug conjugates that use an anti-prostate stem cell antigen 1 antibody that was in existence as of the Effective Date; provided that this clause (iii) will not affect AGENSYS’s obligation to provide support and/or information, data, know-how and technology pertaining to the anti-prostate stem cell antigen 1 antibody portion, whether such information, data, know-how and/or technology was obtained in relation to such antibody in antibody drug conjugate form or in any other form.
(c)    BELLICUM will reimburse all reasonable direct costs and expenses incurred by AGENSYS for any and all activities conducted under Section 2.8; provided that each of such costs and expenses were previously agreed upon in writing by the Parties pursuant to a budget.
2.9    Retained Rights; No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants under its intellectual property (including without limitation Patents) any license, express or implied, to the other Party. Except for the rights and licenses expressly granted in this Agreement, AGENSYS retains all rights under the AGENSYS Patent Rights, the AGENSYS Licensed Patent Rights, and the AGENSYS Technology. No rights will be deemed granted by AGENSYS to BELLICUM, or by BELLICUM to AGENSYS, by implication, estoppel or otherwise.
3.    DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS
3.1    Development of Products in the Field in the Territory. Subject to the terms and conditions of this Agreement, during the Term, BELLICUM is solely responsible for the development of, and for obtaining, and maintaining Regulatory Approvals for, Licensed Products in the Field in the Territory (excluding Japan if a Japan License Agreement is executed for a given Licensed Product), including all costs and expenses associated with such activities. Without limiting the foregoing, BELLICUM has sole responsibility, at BELLICUM’s cost and expense, for conducting clinical and non-clinical studies and CMC-related studies and activities with respect to Licensed Products in the Field in the Territory and preparing, filing, obtaining and maintaining the appropriate applications with Regulatory Authorities, and for all contacts with Regulatory Authorities, regarding Licensed Products in the Field in the Territory. BELLICUM is also responsible for ensuring that its employees, agents, clinical institutions and clinical investigators comply with all applicable statutory and regulatory requirements with respect to Licensed Products, including but not limited to: regulatory provisions regarding protection of human subjects, financial disclosure by clinical investigators, Institutional Review Boards (IRB), Good Clinical Practices, Good Laboratory Practices, IND regulations, and any conditions imposed by a reviewing IRB or imposed by the applicable Regulatory Authority. BELLICUM will use Commercially Reasonable Efforts to develop, and to file for, obtain and maintain Regulatory Approvals for, at least one Licensed Product in the Field in the Territory. BELLICUM will perform all development and regulatory activities with respect to Licensed Products in the Field in the Territory in compliance with all applicable laws, rules and regulations. Furthermore, BELLICUM is solely responsible for the timely reporting of all relevant adverse drug reactions/experiences, Licensed Product quality, License Product

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complaints and safety data relating to Licensed Products in the Field, to the appropriate Regulatory Authorities in accordance with the applicable laws, rules and regulations of the Regulatory Authorities in the Territory. As required for […***…], BELLICUM will prepare an initial product development plan describing in reasonable scope and detail its proposed plans and its estimated timetable for its research, development, manufacture, obtaining all necessary governmental approvals for, and sale of Licensed Products in the Field in the Territory (the “Development Plan”), and will […***…]. As required for […***…]. For avoidance of doubt, and with respect to all provisions within this Article 3, if a Japan License Agreement is executed for a given Licensed Product, Licensee will have sole responsibility for all activities and costs in relation to the corresponding JP Licensed Product.
3.2    Commercialization of Products in the Field in the Territory. Subject to the terms and conditions of this Agreement, during the Term, BELLICUM is solely responsible for the Commercialization of Licensed Products in the Field in the Territory (excluding Japan if a Japan License Agreement is executed for a given Licensed Product), including any post-marketing studies of Licensed Products in the Field in the Territory, including all costs associated with such activities. BELLICUM will use Commercially Reasonable Efforts to Commercialize Licensed Products in the Field in the Territory (excluding Japan if a Japan License Agreement is executed for a given Licensed Product). Subject to any executed Japan License Agreement, BELLICUM will perform all Commercialization activities with respect to Licensed Products in the Field in the Territory in compliance with all applicable laws, rules and regulations. Without limiting the foregoing, and subject to any executed Japan License Agreement, BELLICUM has the sole right and responsibility for all commercial and medical affairs matters with respect to Licensed Products in the Field in the Territory.
3.3    Manufacture and Supply of Products. Subject to the terms and conditions of this Agreement, and subject to any executed Japan License Agreement, during the Term, BELLICUM is solely responsible for the manufacture and supply of Licensed Products in the Field in the Territory, including CMC-related work necessary for obtaining Regulatory Approval for Licensed Products in the Field in the Territory, including all costs associated with such activities. BELLICUM will perform all manufacturing activities with respect to Licensed Products in the Field in the Territory in compliance with all applicable laws, rules and regulations.
3.4    Disclosure Regarding BELLICUM’s Efforts. BELLICUM will deliver to AGENSYS an […***…] summarizing development, regulatory, manufacturing and commercialization activities of BELLICUM, its Affiliates and Permitted Sublicensees with respect to Licensed Products in the Field in the Territory. BELLICUM will also provide any

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information and data reasonably necessary for […***…].
3.5    Subcontractors. BELLICUM or its Affiliates may perform some or all of BELLICUM’s obligations under this Article 3 through one or more subcontractors. BELLICUM will remain responsible for the performance by any Third Party subcontractors and the compliance of such Third Party subcontractors with the provisions of this Agreement in connection with such performance.
4.    FEES AND PAYMENTS
4.1    Upfront Fee. BELLICUM will make a non‑refundable (except to the extent refundable amounts are provided in Section 5.5), non‑creditable payment to AGENSYS of three million dollars (US$3,000,000) payable to AGENSYS within […***…] after the Effective Date.
4.2    Milestone Payments.
(a)    BELLICUM will make milestone payments to AGENSYS based on achievement of regulatory and Commercialization milestone events for Licensed Products as set forth in this Section 4.2. BELLICUM will pay to AGENSYS the amounts set forth below within […***…] after achievement by BELLICUM or its Affiliate or Permitted Sublicensee of the relevant milestone event. BELLICUM will notify AGENSYS promptly in writing after first achievement of each such milestone event. Each such payment is non-creditable against any other payments due hereunder and nonrefundable.

Milestone	Payment
i-1) […***…]	US$[…***…]
i-2) […***…]	US$[…***…]
ii) […***…]	US$[…***…]
iii-1) […***…]	US$[…***…]
iii-2) […***…]	US$[…***…]

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iv-1) […***…]	US$[…***…]
iv-2) […***…]	US$[…***…]
v-1) […***…]	US$[…***…]
v-2) […***…]	US$[…***…]

(b)    Each of the milestone payments described in this Section 4.2 is payable when a particular Licensed Product first achieves such milestone event, except for milestones (i-1) and (i-2) as described in the above table, each of which is only payable one time upon the first Licensed Product achieving such milestone event. For clarification, in the event two or more milestone events are achieved at the same time, the milestone payments for both milestone events will be due.
(c)    Two Licensed Products shall be deemed to be “different Licensed Products” from one another if they incorporate or use different constructs for cell or gene therapy. An existing BLA plus supplements thereto (for example, supplements for diffent indications) would relate to the same Licensed Product. If a new BLA is filed, the presumption is that it would relate to a different Licensed Product.

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4.3    Royalty on Net Sales.
(a)    Rates.  BELLICUM will pay AGENSYS a royalty on Net Sales of Licensed Products sold in each country of the Territory, during the Royalty Term for such Licensed Product in such country, according to the following rates:
(i)    For the portion of aggregate annual Net Sales of all Licensed Products throughout the Territory equal to or less than […***…] dollars (US$[…***…]) in any calendar year, […***…] percent ([…***…]%) of such portion of such Net Sales anywhere in the Territory;
(ii)    For the portion of aggregate annual Net Sales of all Licensed Products throughout the Territory greater than […***…] dollars (US$[…***…]) and equal to or less than […***…] dollars (US$[…***…]) in any calendar year, […***…] percent ([…***…]%) of such portion of such annual Net Sales anywhere in the Territory;
(iii)    For the portion of aggregate annual Net Sales of all Licensed Products throughout the Territory greater than […***…] dollars (US$[…***…]) in any calendar year, […***…] percent ([…***…]%) of such portion of such annual Net Sales anywhere in the Territory.
For clarity, upon execution of each Japan License Agreement, sales of the corresponding JP Licensed Product in Japan are excluded from the phrase “Net Sales anywhere in the Territory.”
(b)    Royalty Term. Royalties under this Section 4.3 are payable on aggregate annual Net Sales of all Licensed Products in the Territory for a period determined on a Licensed Product-by-Licensed Product and country-by-country basis from the Commercial Launch of a Licensed Product in a country in the Territory and ending on the latest to occur of the following: (i) the date of expiration or abandonment of the last Valid Claim and last Valid […***…] Claim that would be infringed, absent a license, by the manufacture, use or sale of such Licensed Product, (ii) the date of expiration of regulatory exclusivity with respect to such Licensed Product, and (iii) the date that is ten (10) years after the first commercial sale date for such Licensed Product (the “Royalty Term”). Section 6.1(b) of the […***…] License Agreement will apply in determining whether a royalty is owed for a Licensed Product with respect a Valid […***…] Claim.
(c)    Royalty Step Down. The royalty percentages in Sections 4.3(a)(i), (ii) and (iii) that BELLICUM pays AGENSYS for sales of Licensed Product in countries where the manufacture, use, or sale of such Licensed Product would not infringe a Valid Claim will be reduced by […***…] percent ([…***…]%) in such country where such reduction will be applied on a pro rata basis across Sections 4.3(a)(i), (ii) and (iii), to the extent each may be applicable in a given calendar year.
(d)    Third Party Royalties.  If, during the Term, BELLICUM determines that any Licensed Product or the use thereof in the Field, or that the practice of any AGENSYS Technology reasonably necessary to use, research, develop, manufacture, or commercialize a
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Licensed Product, infringes, or may reasonably be considered to infringe or likely to infringe (at that time or in the future), claims of an unexpired patent or patent application other than those in the AGENSYS Patent Rights or the AGENSYS Licensed Patent Rights, BELLICUM may, if it has not already done so, negotiate with the owner of such patents or patent applications for a license (“Third Party IP License”) on commercially reasonable terms. If the Third Party IP License requires the payment of royalties or other consideration to such owner that is a Third Party (other than a Permitted Sublicensee), the royalties otherwise payable under this Section 4.3 will be reduced by […***…] percent ([…***…]%) of the dollar amount of the royalties or other monetary consideration actually paid by BELLICUM to the owners of such patents or patent applications with respect to Net Sales in such calendar quarter on a Licensed Product-by-Licensed Product and country-by-country basis; provided that in no event will the royalty amount payable under this Section 4.3 be less than […***…] percent ([…***…]%) of what the royalty amount would have been in such calendar quarter in the absence of the Third Party IP License(s) for such Licensed Product in the applicable country, but for this Section 4.3(d).
(e)    No Multiple Royalties. If a Licensed Product is covered by more than one Valid Claim and/or Valid […***…] Claim, multiple royalties are not due on such Licensed Product under this Section 4.3.
4.4    Payments and Reports. All amounts payable to AGENSYS pursuant to Section 4.3 must be paid in U.S. dollars within […***…] after the end of the calendar quarter in which the Net Sales giving rise to the royalty payment obligation were achieved, except as otherwise specifically provided herein. BELLICUM will include with each payment of royalties due to AGENSYS a statement setting forth on a Licensed Product-by-Licensed Product basis in reasonable detail the calculation of Net Sales (including the number of Licensed Products sold, the total amount actually received from commercial sales of Licensed Products, the deductions therefrom to arrive at Net Sales, and any exchange rate used), and the royalties payable to AGENSYS for such calendar quarter. BELLICUM will also provide any and all information and data reasonably necessary for AGENSYS to […***…].
4.5    Taxes.  BELLICUM will deduct from any payments hereunder any withholding of taxes required under applicable law to be withheld on such payments from the sums otherwise payable by BELLICUM hereunder for payment to the proper tax authorities on behalf of AGENSYS. BELLICUM will timely pay any such amounts to the proper tax authorities. BELLICUM will send evidence of the obligation together with proof of payment to AGENSYS following such payment. The Parties agree to cooperate with each other in the event AGENSYS claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force.
4.6    Payment and Currency.
(a)    Currency. Each Party will make all payments due under this Agreement to the other Party by bank wire transfer in immediately available funds to an account designated by the receiving Party, unless otherwise specified in writing by the receiving Party. All payments hereunder must be made in U.S. dollars.
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(b)    Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties arising from Net Sales made in that country will be paid to the receiving Party in such country in local currency by deposit in a local bank designated by the receiving Party, unless the Parties otherwise agree in writing.
(c)    Foreign Exchange. When conversion of payments from any foreign currency is required, such conversion will be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the royalties are payable as published by […***…] (or such other source agreed in writing by the Parties), during the calendar quarter for which a payment is due.
4.7    Late Payments.  In the event that any payment amount due under this Agreement is not made when due, the payment will accrue interest from the date due at the annual rate of […***…] percent ([…***…]%) above the […***…] (as set forth by […***…]); provided, however, that in no event will such rate exceed the maximum legal annual interest rate. The payment of such interest will not limit the payee Party from exercising any other rights it may have as a consequence of the lateness of any payment. If BELLICUM paid any interest that should not have been assessed by AGENSYS, such amount will be reimbursed to BELLICUM within […***…] after a determination is made that such interest was improperly assessed.
4.8    Records; Audits. BELLICUM will keep, and will require its Affiliates and Permitted Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the existence and accuracy of the payments to be made under this Agreement. Such books and records must be kept for at least […***…] following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such […***…] period by independent accountants selected by AGENSYS and reasonably acceptable to BELLICUM, solely for the purpose of verifying the accuracy of payments and payment-related reports to be made by BELLICUM hereunder. All such accountants will be required to enter into a confidentiality agreement with BELLICUM. The records for any calendar year may be inspected only once by AGENSYS. Except for for-cause audits, such inspections may be made no more than once each calendar year, during normal business hours that are mutually agreed by the Parties, and upon at least […***…] prior written notice. The accountants will disclose to AGENSYS, and AGENSYS will disclose to […***…], only information directly pertaining to the accuracy of payments and payment-related reports to be made by BELLICUM to AGENSYS, and by AGENSYS to […***…], respectively. The inspection report will be copied to BELLICUM. If any errors, that if corrected would favor AGENSYS, are discovered in the course of such inspection, then within […***…] after its receipt of the inspection report, BELLICUM will pay AGENSYS those amounts (plus interest as provided under Section 4.7, in the case of AGENSYS, and interest as provided under Section 22.1 of the […***…] License Agreement, in the case of amounts AGENSYS is obligated to pay to […***…] as a result of such errors) that AGENSYS would have received in the absence of such errors. Inspections conducted under this Section 4.8 will be at the expense of AGENSYS, unless a variation or error, that if corrected would favor AGENSYS exceeding […***…] percent ([…***…]%) of the amount stated for any calendar year covered by the inspection is established in the course of such inspection, whereupon all reasonably incurred fees and expenses for the inspection for such period will be paid promptly by BELLICUM.
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5.    INTELLECTUAL PROPERTY
5.1    Ownership.  AGENSYS has, and will retain, all right, title and interest in and to, the AGENSYS Patent Rights and AGENSYS Technology. […***…] have, and will retain, all right, title and interest in and to, the AGENSYS Licensed Patent Rights. Each Party will solely own all inventions, discoveries and improvements conceived, discovered, developed or otherwise made solely by or on behalf of such Party (or its Affiliates, contractors or Sublicensees) in the course of conducting or performing research, development, manufacture and/or Commercialization of Licensed Products under this Agreement (an “AGENSYS Sole Invention” or a “BELLICUM Sole Invention,” as applicable). Inventions, discoveries and improvements conceived, discovered, developed or otherwise made jointly by or on behalf of both Parties (or their respective Affiliates, contractors or Sublicensees) in the course of performing research, development, manufacture and/or Commercialization of Licensed Products under this Agreement will be owned jointly by the Parties in accordance with joint ownership interests of co-inventors under U.S. patent law (“Joint Inventions”). Inventorship for the purposes of ownership will be determined in accordance with U.S. patent laws. Each such AGENSYS Sole Invention will be treated as AGENSYS Patent Rights in accordance with Section 5.2(a) for the purposes of preparation, filing, prosecution, maintenance and bearing of associated costs and expenses, and will be included in the license granted by AGENSYS under Section 2.1(a). BELLICUM will be responsible for the preparation, filing, prosecution and maintenance (including any interferences, extensions, reissue proceedings and reexaminations) of patent applications claiming a BELLICUM Sole Invention, at BELLICUM’s sole expense.
5.2    Prosecution of Patents.
(a)    AGENSYS Patent Rights.  AGENSYS is responsible for, and will conduct, the preparation, filing, prosecution and maintenance (including any interferences, extensions, reissue proceedings and reexaminations) of the AGENSYS Patent Rights on a worldwide basis. On a pro-rata basis (based on the number of exclusive licensees of the AGENSYS Patent Rights), BELLICUM will reimburse AGENSYS for reasonable out-of-pocket costs and expenses incurred by AGENSYS after the Effective Date with respect to such preparation, filing, prosecution and maintenance of AGENSYS Patent Rights in the Territory BELLICUM will have a meaningful opportunity to review and comment upon such preparation, filing, prosecution and maintenance by AGENSYS of the AGENSYS Patent Rights in the Territory. AGENSYS will provide BELLICUM with a copy of each proposed submission to a patent authority in the Territory regarding an AGENSYS Patent Right at least […***…] prior to making such filing. If AGENSYS determines in its sole discretion to abandon or not to file, prosecute or maintain any patent or patent application within the AGENSYS Patents anywhere in the Territory, then AGENSYS will provide BELLICUM with […***…] prior written notice of such determination (or such other period of time reasonably necessary to allow BELLICUM to assume such responsibilities) and will provide BELLICUM with the opportunity to file, prosecute and maintain such patent and/or patent application in the Territory on behalf of AGENSYS. In the event that BELLICUM desires to cease bearing the costs and expenses with respect to any patent or patent application within the AGENSYS Patent Rights, BELLICUM may provide reasonable prior written notice to AGENSYS of such intention. Upon receipt of such notice, AGENSYS will have the right, but not the obligation, to elect to continue
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prosecuting and maintaining any such patent or patent application at its own expense, and such patent or patent application will no longer be included within the AGENSYS Patent Rights.
(b)    AGENSYS Licensed Patent Rights.  The preparation, filing, prosecution and maintenance (including any interferences, extensions, reissue proceedings and reexaminations) of the AGENSYS Licensed Patent Rights are governed by the […***…] License Agreement. On a pro-rata basis (based on the number of exclusive sublicensees of the AGENSYS Licensed Patent Rights), BELLICUM will reimburse AGENSYS for reasonable out-of-pocket costs and expenses incurred by AGENSYS after the Effective Date with respect to such preparation, filing, prosecution and maintenance of AGENSYS Licensed Patent Rights in the Territory. To the extent AGENSYS has an opportunity to request a discussion with […***…], or AGENSYS receives drafts of relevant documents, pursuant to Section 8 of the […***…] License Agreement, BELLICUM will have a meaningful opportunity to review and comment to AGENSYS upon such preparation, filing, prosecution and maintenance by […***…] of the AGENSYS Licensed Patent Rights in the Territory. AGENSYS will provide BELLICUM with a copy of each submission that AGENSYS makes to a patent authority in the Territory regarding an AGENSYS Patent Right promptly after making such filing. AGENSYS also will provide BELLICUM with a copy of each submission made to a patent authority regarding an AGENSYS Licensed Patent Right for which AGENSYS has received a copy. In the event that BELLICUM desires to cease bearing the costs and expenses with respect to any patent or patent application within the AGENSYS Licensed Patent Rights, BELLICUM may provide […***…] prior written notice to AGENSYS of such intention. Upon receipt of such notice, AGENSYS will have the right, but not the obligation, to elect to continue prosecuting and maintaining any such patent or patent application at its own expense, and such patent or patent application will no longer be included within the AGENSYS Licensed Patent Rights.
(c)    Joint Patents.  With respect to Joint Inventions, BELLICUM will be responsible for the preparation, filing, prosecution and maintenance (including any interferences, extensions, reissue proceedings and reexaminations) of patent applications claiming such Joint Invention (such patent application together with all Patents derived therefrom, collectively, “Joint Patents”). BELLICUM will provide AGENSYS with: (i) drafts of any new patent application that covers such Joint Invention before filing that application, allowing reasonable time for review and comment by AGENSYS; and (ii) copies of all correspondence to and from any and all Patent offices concerning any Joint Patents and an opportunity to comment by AGENSYS on any proposed responses, voluntary amendments and submissions pertaining to Joint Patents to be made to any such Patent offices. For each Joint Patent, and unless the Parties otherwise agree in writing, BELLICUM will file direct patent applications or will enter the national stage in the following jurisdictions: US, JP, EPO, and such other jurisdictions as AGENSYS reasonably requests in writing and for which AGENSYS reasonably agrees to file. AGENSY and BELLICUM will bear all costs and expenses equally with respect to such preparation, filing, prosecution and maintenance of Joint Patents in the Territory. If BELLICUM determines in its sole discretion to abandon or not maintain any patent application within the Joint Patents anywhere in the Territory, then BELLICUM will provide AGENSYS with thirty (30) days prior written notice of such determination (or such other period of time reasonably necessary to allow AGENSYS to assume such responsibilities) and will provide AGENSYS with the opportunity to prosecute and maintain such patent application in the Territory.
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5.3    Infringement of Patents by Third Parties.
(a)    Notification. Each Party will promptly notify the other Party in writing of any alleged or threatened infringement of the AGENSYS Patent Rights, the AGENSYS Licensed Patent Rights, or Joint Patents within the Territory of which it becomes aware. Neither Party will […***…].
(b)    Competitive Infringement of AGENSYS Patent Rights and Joint Patents.
(i)    First Right. AGENSYS has the first right, but not the obligation, to prosecute infringement of the AGENSYS Patent Rights, and BELLICUM has the first right, but not the obligation, to prosecute infringement of the Joint Patents, in the Territory, at its own expense and by counsel of its own choice, by Third Party activities with products and commercial methods in the Field that are or would be competitive with Licensed Products (“Competitive Infringement”).
(ii)    Back-up Right for Competitive Infringement in the Territory. If AGENSYS or BELLICUM (as applicable) does not bring action to prosecute Competitive Infringement within […***…] after notification thereof to or by AGENSYS or BELLICUM (as applicable) pursuant to Section 5.3(a), then the other Party will have the right, but not the obligation, to bring an appropriate action against any person or entity engaged in such Competitive Infringement directly or contributorily, at its own expense and by counsel of its own choice; provided, however, BELLICUM shall only have the right to assert the AGENSYS Patent Rights in accordance with this Section 5.3(b)(ii) to prosecute Competitive Infringement within the Field. For the avoidance of doubt, if an alleged infringer has products that are outside the Field or products in the Field that are not or would not be competitive with Licensed Products, in addition to engaging in Competitive Infringement, then BELLICUM’s back-up right under this Section 5.3(b)(ii) includes the right to bring an action for Competitive Infringement (i.e., asserting that the infringer’s competitive product within the Field infringes the AGENSYS Patent Rights), but BELLICUM does not have a right to assert infringement of the AGENSYS Patent Rights with regard to the infringer’s products that are outside the Field or products in the Field that are not or would not be competitive with any Licensed Products.
(iii)     Participation with Respect to Competitive Infringement. The Party not bringing an action with respect to Competitive Infringement under this Section 5.3(b) is entitled to separate representation in such matter by counsel of its own choice and at its own expense, and the other Party and its counsel will reasonably cooperate with, and take into account the view of, the Party not bringing the action and its counsel in strategizing, preparing and presenting any such action or proceeding. The Party bringing the action will reasonably consider the other Party’s comments on any such prosecution. The Party not bringing the action will reasonably cooperate with the Party bringing such action. The Party bringing the action will reimburse the other Party for the other Party’s reasonable out-of-pocket expenses incurred in providing such reasonable cooperation requested by the Party bringing the action.
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(c)    Other Infringement of AGENSYS Patents.  For all infringement of AGENSYS Patent Rights anywhere in the world other than a Competitive Infringement described in Section 5.3(b), AGENSYS has the sole right to prosecute (or refrain from prosecuting) such infringement in its sole discretion.
(d)    Joint Patents.    With respect to Third Party Infringement of Joint Patents other than a Competitive Infringement described in Section 5.3(b), the Parties will confer and take such action in such manner as they mutually agree in writing. If the Parties are unable after a reasonable period of time to agree on how to proceed, then each Party may exercise its rights as joint owner of the affected Joint Patent in accordance with Section 5.1.
(e)    AGENSYS Licensed Patent Rights. […***…] have the first right to prosecute infringement of the AGENSYS Licensed Patent Rights as provided in Section 9.2 of the […***…] License Agreement. If […***…] do not exercise their rights, AGENSYS will exercise its rights to prosecute infringement of the AGENSYS Licensed Patent Rights under the […***…] License Agreement consistent with the prosecution of infringement of the AGENSYS Patent Rights as provided in Sections 5.3(b) and 5.3(c), as applicable. BELLICUM will reasonably cooperate with AGENSYS as reasonably requested by AGENSYS, at AGENSYS’s expense, to enable AGENSYS to […***…].
(f)    Settlement.  Neither Party will settle a claim brought under this Section 5.3 involving Joint Patents or AGENSYS Patent Rights in a manner that would materially impair the rights or commercial interests of the other Party without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed). Without limiting the generality of the foregoing, neither Party will settle a claim brought under this Section 5.3 involving Joint Patents that includes an admission of invalidity or unenforceability of a Joint Patent without the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed).
(g)    Allocation of Proceeds.  Subject to the […***…] License Agreement with regard to the AGENSYS Licensed Patent Rights, if either Party recovers monetary damages from any Third Party in an action brought under Section 5.3 in which the other Party participated, such recovery will be allocated first to reimburse the Parties for costs and expenses borne in such action, and any remaining amounts will be retained by the Party that brought and controlled the action and, if BELLICUM brought and controlled such action, (i) to the extent that such awarded damages represented lost sales of Licensed Products, such recovered monetary damages will be deemed Net Sales subject to the royalty provisions of Section 4.3, and (ii) to the extent that such awarded damages represented lost profits or reasonably royalties attributable to infringement of the AGENSYS Patent Rights or the AGENSYS Licensed Patent Rights, then subject to the applicable royalty rate set forth in Section 4.3, BELLICUM shall pay to AGENSYS as royalties under this Agreement […***…] percent ([…***…]%) of such recovered monetary damages (assuming that the lost profits or reasonable royalties were calculated on the underlying sales of the infringer; provided that such assumed underlying sales by the infringer are not included in aggregate annual Net Sales under Section 4.3(a)), but such […***…]% share of such recovered monetary damages will in no event exceed the tier of royalty that is then-currently payable to
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AGENSYS under Section 4.3. For example, (A) if BELLICUM is awarded monetary damages representing a […***…]% reasonable royalty, and the applicable royalty tier under Section 4.3(a) at the time of receipt of such awarded damages is […***…]%, then BELLICUM will pay AGENSYS the amount equal to […***…]% of the awarded monetary damages, and shall retain the remaining […***…]% for BELLICUM; and (B) if BELLICUM is awarded monetary damages representing a […***…]% reasonable royalty, and the applicable royalty tier under Section 4.3(a) at the time of receipt of such awarded damages is […***…]%, then BELLICUM will pay AGENSYS the amount equal to […***…]% of the awarded monetary damages, and shall retain the remaining […***…]% for BELLICUM.
5.4    Infringement of Third Party Rights.
(a)    Notice.  If any Licensed Product manufactured, used, sold, offered for sale or imported by either Party, its Affiliates, or Permitted Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Territory as a direct result of the manufacture, use, sale, offer for sale or importation of Licensed Product (“Third Party Claim of INF”), the Party first having notice of the Third Party Claim of INF will promptly notify the other Party in writing, and the Parties will promptly meet to consider the Third Party Claim of INF and the appropriate course of action.
(b)    Defense.  BELLICUM has the first right, but not the obligation, to defend any such Third Party Claim of INF.  If BELLICUM does not commence actions to defend such Third Party Claim of INF within […***…] after it receives or delivers notice thereof, then AGENSYS will have the right, but not the obligation, to control the defense of such Third Party Claim of INF by counsel of its choice. The non-defending Party will reasonably cooperate with the Party conducting the defense of the Third Party Claim of INF, including if required to conduct such defense, furnishing a power of attorney. The Party conducting the defense will reimburse the other Party for the other Party’s reasonable out-of-pocket expenses incurred in providing such reasonable cooperation requested by the Party conducting the defense.
(c)    Settlement.  Neither Party has the right to enter into any settlement of any Third Party Claim of INF described in this Section 5.4 in a manner that would materially impair the other Party’s rights or commercial interests without such other Party’s written consent, which consent will not be unreasonably withheld or delayed.
5.5    Additional Patent Term Extension Obligations. BELLICUM will keep AGENSYS fully informed of the progress of BELLICUM (and, as applicable, its Affiliate(s) and Permitted Sublicensee(s)) toward Regulatory Approval of each different Licensed Product in the Territory. BELLICUM will consult with AGENSYS in determining, with respect to such Licensed Product, if any Patent within the AGENSYS Patents Rights or the AGENSYS Licensed Patents Rights would be eligible for patent term extension pursuant to 35 U.S.C. §§156, supplementary protection certificates provided under Council Regulation (EEC) No 1768/92 of 18 June 1992, or any foreign equivalent of either (“Patent Term Extension”), AGENSYS will determine in its sole discretion whether such Patent Term Extension should be sought with respect to any of the AGENSYS Patents Rights or the AGENSYS Licensed Patents Rights, provided, that AGENSYS shall reasonably consider BELLICUM’s comments on any Patent Term Extensions for Licensed Products and BELLICUM’s requests that a Patent Term Extension for a Licensed Product should be sought with respect to any of the AGENSYS Patent Rights
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listed in Exhibit A sections entitled “[…***…]” or “[…***…],” or any of the AGENSYS Licensed Patents Rights listed in Exhibit B. AGENSYS and BELLICUM acknowledge that there is a specific and limited time period for taking action with respect to submission of any application for Patent Term Extension. If AGENSYS agrees to grant BELLICUM’s request to seek a Patent Term Extension for a Licensed Product, then at AGENSYS’s request, BELLICUM will, in a timely manner, reasonably assist AGENSYS in preparing an application for Patent Term Extension for such Licensed Product -- as requested and instructed by AGENSYS. If BELLICUM does not elect to file for Patent Term Extension on one of its own US Patents with substantially similar or longer patent term and has requested that a Patent Term Extension be sought for a Licensed Product with respect to a US Patent in the AGENSYS Patent Rights or in the AGENSYS Licensed Patents Rights, and if AGENSYS exercises its discretion to not seek the requested Patent Term Extension for such US Patent without offering an alternative US patent within the AGENSYS Patent Rights that covers the Licensed Product with a similar scope of claims extended and substantially similar patent term, then, within […***…] of the end of the period available to apply for such Patent Term Extension, AGENSYS will refund, on a one time basis, […***…] dollars (US$[…***…]) of the upfront fee paid to AGENSYS under Section 4.1, and if any remaining Valid Claim covers such Licensed Product, the royalty rates for the three tiers applicable to such Licensed Product under Section 4.3(a) shall be reduced to […***…] percent ([…***…]%), […***…] percent ([…***…]%), and […***…] percent ([…***…]%), respectively. For the avoidance of doubt, the refund of the upfront fee shall only be due one time regardless of the number of Licensed Products for which BELLICUM requests Patent Term Extension, but the reduction in the royalty rates for the three tiers applicable to such Licensed Product may be applied to each Licensed Product for which the Patent Term Extension is requested by BELLICUM but not sought by AGENSYS on the requested US Patent or an alternative US Patent as described above; provided that BELLICUM may not request Patent Term Extension be sought on the same US Patent for which BELLICUM previously requested a Patent Term Extension.
5.6    Patent Marking.  BELLICUM (or its Affiliate or Permitted Sublicensee) will mark Licensed Products marketed and sold by BELLICUM (or its Affiliate or Permitted Sublicensee) hereunder with appropriate patent numbers or indicia at AGENSYS’s request to the extent permitted by law, in those countries in which such markings impact recoveries of damages or equitable remedies available with respect to infringements of patents.
5.7    Trademarks.  BELLICUM is responsible for selection, registration and maintenance of the trademark(s) for Licensed Products in the Field in the Territory, at its own cost, and all such trademark(s) will be filed and exclusively owned by BELLICUM.
5.8    […***…] Name and Trademarks. Except as required by law, BELLICUM is not permitted to use any name, trade name, trademark or other designation of […***…] or its employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity. Unless required by law, BELLICUM is expressly prohibited from using the name “[…***…]” or the name of any campus of the […***…].
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6.    REPRESENTATIONS AND WARRANTIES
6.1    Mutual Representations and Warranties.  Each Party hereby represents, warrants and covenants (as applicable) to the other Party as follows:
(a)    Corporate Existence and Power.  It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.
(b)    Authority and Binding Agreement.  As of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.
(c)    No Conflict.  It has not entered, and will not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. Its performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a Party.
6.2    BELLICUM.  BELLICUM represents, warrants and covenants to AGENSYS as follows: BELLICUM and its Affiliates and Permitted Sublicensees are not debarred under the U.S. Federal Food, Drug and Cosmetic Act or comparable laws in any other country or jurisdiction, and it does not, and will not during the Term, employ or use the services of any person or entity who is debarred, in connection with the development, manufacture or commercialization of the Licensed Products.
6.3    AGENSYS.  AGENSYS represents and warrants to BELLICUM as follows:
(a)    AGENSYS has the right and ability to grant the licenses and/or sublicenses granted herein to BELLICUM under the AGENSYS Patent Rights, the AGENSYS Licensed Patent Rights, and the AGENSYS Technology as provided herein.
(b)    To AGENSYS’s knowledge after due inquiry, inventors of the AGENSYS Patent Rights have been properly named, and AGENSYS is not aware of any claims by any Third Parties (including without limitation […***…]) to an ownership interest in the AGENSYS Patent Rights or the AGENSYS Technology existing as of the Effective Date that are licensed to BELLICUM under this Agreement.

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(c)    To the best of AGENSYS’s knowledge as of the Effective Date, Exhibit A sets forth a true and complete list of all patents and patent applications filed on or before the Effective Date in the Territory and Controlled by AGENSYS that include dominant claims that would necessarily be infringed (if not included in the AGENSYS Patent Rights) by making, using, selling, offering for sale or importing any anti-prostate stem cell antigen 1 antibody or related hybridoma that, as of the Effective Date, was in existence and was Controlled by AGENSYS; provided that, if any Patent or Patent application with dominant claims (as described in this subsection (c)) is inadvertently omitted from Exhibit A, Exhibit A will be amended to add such Patent(s) and Patent application(s) and the addition of such Patent(s) or Patent application(s) to Exhibit A shall be deemed a complete remedy of breach of this Section 6.3(c) due to such inadvertent omission.
(d)    To AGENSYS’s knowledge as of the Effective Date, there are no actual suits or claims, or suits or claims threatened in writing, by any Third Party alleging that the use by AGENSYS or its licensees or sublicensees of a Licensed Product or the AGENSYS Technology will constitute an infringement or other violation of a patent or other intellectual property right of such Third Party.
(e)    No patent or patent application within the AGENSYS Patent Rights is or has been involved in any reissue, reexamination, interference, opposition or equivalent or similar proceeding to which AGENSYS is a party; and the AGENSYS Patent Rights are not subject to any judgments, settlements or liens against or owed by AGENSYS.
(f)    AGENSYS has received no notice of default under the […***…] License Agreement from […***…].
6.4    Disclaimer.  BELLICUM understands that Licensed Products are the subjects of ongoing clinical research and development and that AGENSYS cannot assure the safety or usefulness of Licensed Products. AGENSYS makes no warranty except as set forth in this Article 6 concerning the AGENSYS Patent Rights, the AGENSYS Licensed Patent Rights, or the AGENSYS Technology.
6.5    No Patent Validity Warranty. Notwithstanding anything to the contrary herein, nothing in this Agreement will be deemed or construed as a representation or warranty by AGENSYS that any patent or inventor’s certificate within the AGENSYS Patent Rights or the AGENSYS Licensed Patents Rights is valid or enforceable.
6.6    No Other Representations.  THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 6 ARE IN LIEU OF, AND THE PARTIES EXPRESSLY DISCLAIM, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.
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6.7    […***…] Limited Warranty. BELLICUM acknowledges that […***…].
7.    INDEMNIFICATION
7.1    Indemnification by BELLICUM.  BELLICUM hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify”) AGENSYS, its Affiliates, and its and their agents, directors, officers and employees (the “AGENSYS Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) to the extent arising directly or indirectly out of (i) the gross negligence or willful misconduct of any BELLICUM Indemnitee with respect to any of BELLICUM’s obligations or activities contemplated by this Agreement, (ii) a breach of any of BELLICUM’s representations, warranties or covenants pursuant to Article 6; or (iii) the development, manufacture, storage, handling, marketing, promotion, use, sale, offer for sale or importation of Licensed Products by BELLICUM, its Affiliates, or Permitted Sublicensees in the Territory. BELLICUM’s obligation to Indemnify the AGENSYS Indemnitees pursuant to the foregoing sentence does not apply to the extent that any such Losses (A) arise from the negligence or intentional misconduct of any AGENSYS Indemnitee; (B) arise from any breach by AGENSYS of this Agreement; or (C) are Losses for which AGENSYS is obligated to Indemnify the BELLICUM Indemnitees pursuant to Section 7.2.
7.2    Indemnification by AGENSYS.  AGENSYS hereby agrees to Indemnify BELLICUM, its Affiliates, and its and their agents, directors, officers and employees (the “BELLICUM Indemnitees”) from and against any and all Losses resulting from Third Party Claims to the extent arising directly or indirectly out of (i) the gross negligence or willful misconduct of any AGENSYS Indemnitee with respect to any of AGENSYS’s obligations or activities contemplated by this Agreement, or (ii) a breach of any of AGENSYS's representations, warranties or covenants pursuant to Article 6. AGENSYS's obligation to Indemnify the BELLICUM Indemnitees pursuant to this Section 7.2 does not apply to the extent that any such Losses (A) arise from the negligence or intentional misconduct of any BELLICUM Indemnitee; (B) arise from any breach by BELLICUM of this Agreement; or (C) are Losses for which BELLICUM is obligated to Indemnify the AGENSYS Indemnitees pursuant to Section 7.1.
7.3    Procedure.  Any AGENSYS Indemnitee or BELLICUM Indemnitee entitled to be Indemnified hereunder will provide the indemnifying Party with prompt written notice of the claim giving rise to the indemnification obligation pursuant to this Article 7 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party may not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party; provided that the indemnifying Party will have
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the right to control such defense. If the Parties cannot agree as to the application of Sections 7.2 and 7.1 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 7.2 and 7.1 above upon resolution of the application of Sections 7.2 and 7.1 to the underlying Third Party Claim, notwithstanding the provisions of this Section 7.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.
7.4    Insurance.  BELLICUM will procure and maintain during the Term and for a period of […***…] thereafter, insurance, including product liability insurance, of a type and in amounts which are consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested with human subjects or commercially distributed or sold. It is understood that such insurance will not be construed to create a limit of BELLICUM’s liability with respect to its indemnification obligations under this Article 7. BELLICUM will provide AGENSYS with written evidence of such insurance upon request. BELLICUM will provide AGENSYS with written notice at least […***…] prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of AGENSYS hereunder.
8.    LIMITATION OF LIABILITY
EXCEPT WITH RESPECT TO LIABILITY ARISING FROM A BREACH OF ARTICLE 9 AND TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER ARTICLE 7, NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES AND PERMITTED SUBLICENSEES WILL BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.
9.    CONFIDENTIALITY
9.1    Treatment of Confidential Information.  The Parties agree that a Party receiving Confidential Information of the other Party will (i) maintain in confidence such Confidential Information to the same extent such receiving Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each receiving Party will use Commercially Reasonable Efforts to maintain the other Party’s Confidential Information in confidence); (ii) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party or to its Permitted Sublicensees who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 9; and (iii) not use such Confidential Information for any purposes except (a) in the performance of its obligations or exercise of its rights under this Agreement, or (b) in connection with an M&A transaction involving the receiving Party. For the avoidance of doubt, Confidential Information of […***…] under the […***…] License Agreement provided to BELLICUM by AGENSYS will be treated as Confidential Information of AGENSYS hereunder.
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9.2    Authorized Disclosure.  Notwithstanding any other provision of this Agreement to the contrary, each receiving Party may disclose Confidential Information of the other Party:
(a)    to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order or judicial order or requirement; provided, however, that the receiving Party required to disclose Confidential Information will first have given prompt written notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and will reasonably cooperate in such efforts by the other Party;
(b)    to the extent and to the persons and entities required by rules of the National Association of Securities Dealers; and
(c)    as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under and in accordance with this Agreement, but only to the extent that any such disclosure is necessary.
9.3    Publicity; Terms of Agreement.
(a)    The Parties agree that the material terms of this Agreement are included within the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 9.3.
(b)    The Parties agree that the public announcement of the execution of this Agreement will be in the form of a press release to be mutually agreed upon by the Parties in writing on or before the Effective Date and thereafter each Party will be entitled to make or publish any public statement regarding the Parties’ relationship and the general nature of this Agreement consistent with the scope and contents of such release. Thereafter, AGENSYS and BELLICUM will jointly discuss and agree in writing, based on the principles of this Section 9.3(b), on any statement to the public regarding this Agreement or any aspect of this Agreement subject in each case to disclosure otherwise required by law or regulation as determined in good faith by counsel for each Party. The terms of this Agreement may also be disclosed to (i) government agencies where required by law, including filings required to be made by law with the Securities and Exchange Commission, the NASDAQ Stock Market, or any national securities exchange, or (ii) Third Parties who have legitimate bona fide reasons to know, with the prior written consent of the other Party, which consent will not be unreasonably withheld, in each case (both (i) and (ii)) so long as such disclosure is made under a binder of confidentiality (in the case of Third Parties), so long as highly sensitive terms and conditions such as financial terms are extracted from the Agreement or not disclosed upon the request of the other Party, and so long as the disclosing Party (x) gives reasonable advance notice of the disclosure under the circumstances requiring the disclosure, (y) provides the non-disclosing Party a meaningful opportunity to review and comment upon such terms that are to be disclosed and terms that are to be redacted or for which confidential treatment will be sought, within a reasonable time, and (z) reasonably considers the non-disclosing Party’s comments on any such terms, redactions or confidential treatment. BELLICUM will […***…]
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[…***…].
9.4    Publications.   BELLICUM will […***…].
10.    TERM AND TERMINATION
10.1    Term.  The term of this Agreement commences on the Effective Date and continues until the expiration of the last Royalty Term, unless terminated earlier as provided in this Agreement (the “Term”). Upon expiration, but not termination, of this Agreement, BELLICUM will have a worldwide, fully-paid up, non-exclusive right under the Agreement to the AGENSYS Patent Rights and the AGENSYS Technology for Licensed Products within the Field.
10.2    Early Termination.
(a)    Termination for Cause.
(i)    A Party has the right to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within sixty (60) days (thirty (30) days with respect to any payment breach) after written notice from the terminating Party describing such breach and demanding its cure. Any such termination will become effective at the end of such sixty (60) day period (thirty (30) day period with respect to any payment breach) unless the breaching Party has cured any such breach prior to the end of such period.
(ii)    Either Party may terminate this Agreement (i) if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Party or of its assets, or (ii) if the other Party proposes a written agreement of composition or extension of its debts, or (iii) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or (iv) if the other Party proposes or is a party to any dissolution or liquidation, or (v) if the other Party makes an assignment for the benefit of creditors.
(b)    Other AGENSYS Termination Rights. AGENSYS has the right to terminate this Agreement immediately upon written notice to BELLICUM if BELLICUM or any of its Affiliates or Permitted Sublicensees, directly or through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any AGENSYS Patent Right or AGENSYS Licensed Patent Right.
10.3    [Reserved.]
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10.4    Survival.  The following provisions will survive any expiration or termination of this Agreement for the period of time specified: Articles 1, 7, 8, 11, and 12, Article 9 (with respect to Confidential Information exchanged prior to the effective date of termination) and Sections 4.8; 5.1; 5.2(c) (with respect to Joint Inventions conceived or reduced to practice during the term); 5.3 (but solely with respect to infringement alleged to have occurred during the Term); 6.4; 6.5; 6.6, 10.1, 10.4, and 10.5. Termination of this Agreement does not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. The remedies provided in this Article 10 are not exclusive of any other remedies a Party may have in law or equity.
10.5    Expiration of the […***…] License Agreement. Upon expiration, but not termination, of the […***…] License Agreement, then to the extent that AGENSYS is not precluded from extending its royalty-free license under Section 12.2 of the […***…] License Agreement to BELLICUM, BELLICUM will have a worldwide, fully-paid up, non-exclusive right under the Agreement to use, practice and exploit the AGENSYS Licensed Patent Rights for Licensed Products within the Field. Other than the license right described in the preceding sentence, as of and after such expiration of the […***…] License Agreement, the rights and obligations of the Parties under this Agreement relating solely to the […***…] License Agreement will be terminated without further effect; provided that such expiration shall not affect the rights and obligations AGENSYS has under the […***…] License Agreement that survive such expiration, as set forth in Section 12.3 of the […***…] License Agreement, or that have accrued as of the expiration date.
11.    DISPUTE RESOLUTION
11.1    Objective. The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights and/or obligations hereunder may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 11 to resolve any such dispute if and when it arises.
11.2    Resolution by Section 11.2 Executives. If an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights and/or obligations hereunder arises, either Party may refer such dispute to the Chief Executive Officer of BELLICUM and a senior executive of AGENSYS who reports directly to the Chief Executive Officer of AGENSYS (the Chief Executive Officer of BELLICUM and such senior executive of AGENSYS, collectively, the “Section 11.2 Executives”), who will meet in person or by telephone within […***…] after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of the Section 11.2 Executives within […***…] following such meeting (as may be extended by mutual written agreement), such dispute may only be resolved in accordance with Section 11.3.
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11.3    Arbitration.
(a)    If the Parties do not resolve a dispute as provided in Section 11.2, and a Party wishes to pursue the matter, each such dispute that is not an “Excluded Claim” (as defined below) will be resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as then in effect (the “ICC Rules”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The decision rendered in any such arbitration will be final and not appealable. If either Party intends to commence binding arbitration of such dispute, such Party will provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within […***…] after the receipt of such notice, the other Party may by written notice to the Party initiating binding arbitration, add additional issues to be resolved.
(b)    The arbitration will be conducted by a panel of three (3) arbitrators experienced in the pharmaceutical business, none of whom will be a current or former employee or director or professional advisor, or a then-current stockholder, of either Party, their respective Affiliates or any Sublicensee. Within thirty (30) days after receipt of the original notice of binding arbitration, each Party will select one person to act as arbitrator and the two Party-selected arbitrators will select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator will be appointed by the ICC in accordance with the ICC Rules. The place of arbitration will be San Francisco, California and all proceedings and communications will be in English.
(c)    It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than thirty (30) days after selection of the arbitrators, the Parties and their representatives will hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within six (6) months from such meeting. Failing any such mutual agreement, the arbitrators will design and the Parties will follow procedures to such effect. The decision of the panel of arbitrators will be reduced to writing and delivered to the Parties.
(d)    Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators have no authority to award punitive or any other non-compensatory damages. The arbitrators have the power to order that all or part of the legal or other costs incurred by a Party in connection with the arbitration be paid by the other Party. Subject to the preceding sentence, each Party will bear an equal share of the arbitrators’ and any administrative fees of arbitration.
(e)    Except to the extent necessary to confirm or enforce an award or as may be required by applicable law, neither a Party nor an arbitrator may disclose the existence, content or results of an arbitration without the prior written consent of both Parties. In no event
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will arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations.
(f)    As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (A) the validity, enforceability or infringement of a patent, trademark, copyright or regulatory data exclusivity; or (B) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
12.    MISCELLANEOUS
12.1    Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. Without limiting the generality of the foregoing, the Parties agree that, as of the Effective Date, this Agreement supersedes the Confidentiality Agreement by and between BELLICUM and API, dated April 2, 2015 (the “CDA”). Further, the Parties agree that, as of the Effective Date and going forward, BELLICUM’s Proprietary Information as defined under the CDA will be treated as BELLICUM’s Confidential Information under this Agreement by AGENSYS and its Affiliate API, and API’s Proprietary Information as defined under the CDA will be treated as AGENSYS’s Confidential Information under this Agreement by BELLICUM. Without limiting the generality of the foregoing, the Parties also agree that, as of the Effective Date, this Agreement supersedes the Mutual Confidentiality Agreement by and between BELLICUM and Astellas Scientific and Medical Affairs, Inc. (“ASMAI”), dated May 18, 2012 (the “MCA”). Further, the Parties agree that, as of the Effective Date and going forward, BELLICUM’s Confidential Information as defined under the MCA will be treated as BELLICUM’s Confidential Information under this Agreement by AGENSYS and its Affiliate ASMAI, and ASMAI’s Confidential Information as defined under the MCA will be treated as AGENSYS’s Confidential Information under this Agreement by BELLICUM. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
12.2    Governing Law. This Agreement is governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.
12.3    Force Majeure.  Each Party will be excused from liability for failure to perform its obligations under this Agreement to the extent that such performance is prevented by a force majeure event, and so long as the nonperforming Party promptly provides written notice of the occurrence of such force majeure event to the other Party, and the nonperforming Party diligently performs such obligations upon cessation of the force majeure event. Such excuse will continue so long as the condition constituting force majeure continues and the nonperforming Party uses […***…] to remove the condition. For purposes of this Agreement, a force majeure event includes conditions beyond the reasonable
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control of the Parties, including without limitation, an act of God or terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder may not be delayed by the payor because of a force majeure event affecting the payor.
12.4    Notices. All notices hereunder must be in writing in the English language and will be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by reputable express courier service, to the following respective addresses (or at such other address for a Party as may be specified by like notice; provided, that notices of a change of address will be effective only upon receipt thereof).

If to BELLICUM, addressed to:	BELLICUM PHARMACEUTICALS, INC. 2130 W. Holcombe Boulevard, Suite 800 Houston, Texas 77030 Attention: President and Chief Executive Officer Telephone: +1 (832) 384-1111 Facsimile: +1 (832) 384-1150
With a copy to (which does not constitute notice):	BELLICUM PHARMACEUTICALS, INC. 2130 W. Holcombe Boulevard, Suite 800 Houston, Texas 77030 Attention: Chief Financial Officer Telephone: +1 (832) 384-1116 Facsimile: +1 (832) 384-1150
With a copy to (which does not constitute notice):	BELLICUM PHARMACEUTICALS, INC. 2130 W. Holcombe Boulevard, Suite 800 Houston, Texas 77030 Attention: General Counsel Telephone: +1 (832) 384-1107 Facsimile: +1 (281) 768-7695
If to AGENSYS, addressed to:	AGENSYS, INC. 1800 Stewart Street Santa Monica, CA 90404 Attention: Shane M. Popp Telephone: +1-424-280-5205 Facsimile: +1-424-280-5052
With a copy to (which does not constitute notice):	AGENSYS, INC. 1800 Stewart Street Santa Monica, CA 90404 Attention: Head of Research

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With a copy to (which does not constitute notice):	ASTELLAS PHARMA INC. 2-5-1, Nihonbashi-Honcho, Chuo-ku, Tokyo, Japan Attention: Vice President, Legal & Compliance Telephone: +81-3-3244-3231 Facsimile:+81-3-3244-5811
12.5    No Strict Construction.  This Agreement has been prepared jointly and will not be strictly construed against either Party.
12.6    Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
12.7    Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party; provided, however that each Party may assign this Agreement, without the other Party’s prior written consent: (a) in connection with the merger, acquisition or sale of such Party or substantially all of the assets of such Party to which this Agreement relates, or (b) to an Affiliate for so long as such entity remains an Affiliate and provided that the assigning Party remains liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate assignee. Notwithstanding the foregoing, if the […***…] License Agreement is terminated for any reason, AGENSYS will have the right without the prior written consent of BELLICUM to assign AGENSYS’s rights relating to the AGENSYS Licensed Patent Rights under this Agreement to […***…] as specified under Section 3.3 of the […***…] License Agreement, provided that (1) the duties of […***…] under such assignment in part relating to the AGENSYS Licensed Patent Rights under this Agreement (“Assignment In Part”) will not be greater than the duties of […***…] to AGENSYS under the […***…] License Agreement, and (2) the rights of […***…] with respect to BELLICUM under such Assignment In Part will not be less than the rights of […***…] with respect to AGENSYS under the […***…] License Agreement. As of and after the effective date of such Assignment In Part by AGENSYS to […***…], BELLICUM will be responsible for paying directly to […***…] (i) royalties on Licensed Products at the rates and subject to the reductions set forth in Section 6.1 of the […***…] License Agreement, wherein BELLICUM shall be deemed the “Licensee” (and BELLICUM will have the right to deduct such amounts actually paid to […***…] from amounts owed to AGENSYS under Section 4.3), (ii) as applicable, milestone payments for Licensed Products in accordance with Section 5.2 of the […***…] License Agreement (and BELLICUM will have the right to deduct such milestone payment amounts actually paid to […***…] from amounts owed to AGENSYS under Section 4.2), and (iii) the reimbursement of patent preparation, filing, prosecution, and maintenance expenses under Section 8 for Patents that were within the AGENSYS Licensed Patent Rights, which reimbursement obligation will be adjusted pro-rata if other AGENSYS sublicenses under the […***…] License Agreement have been assigned to […***…] upon termination. Any permitted assignment described in this Section 12.7 will be binding on the successors of the assigning Party. Any assignment or
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attempted assignment by either Party in violation of the terms of this Section 12.7 will be null, void and of no legal effect.
12.2    Performance by Affiliates.  Each of AGENSYS and BELLICUM acknowledges that its obligations under this Agreement may be performed by Affiliates of AGENSYS and BELLICUM, respectively. Obligations of the Party for which one of its Affiliates is performing hereunder will be deemed to extend to such performing Affiliate. Each of AGENSYS and BELLICUM guarantees performance of this Agreement by its Affiliates. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such Affiliates may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.
12.3    Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
12.4    Headings.  The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
12.5    No Waiver.  The failure of, or delay by, a Party to insist upon strict performance of or to otherwise enforce any provision of this Agreement or to exercise any right arising out of this Agreement (including, without limitation, exercise of a right to terminate) will neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. To be effective, any waiver by a Party of a particular provision or right must be in writing, must be as to a particular matter and, if applicable, for a particular period of time and must be signed by such Party.
12.6    No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it, except as otherwise provided in this Agreement with respect to API under Section 2.6, AGENSYS Indemnitees under Section 7.1, and BELLICUM Indemnitees under Section 7.2.
12.7    Counterparts.  This Agreement may be executed in two (2) or more counterparts, including facsimile and electronically transmitted counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.
AGENSYS, INC.                BELLICUM PHARMACEUTICALS, INC.

By: /s/ Wataru Uchida                By: /s/ Tom Farrell

Name:     Wataru Uchida            Name:     Tom Farrell

Title:     President                Title:     President and Chief Executive Officer

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LIST OF EXHIBITS

Exhibit A:	AGENSYS Patent Rights
Exhibit B:	AGENSYS Licensed Patent Rights
Exhibit C:	AGENSYS’S Affiliates
Exhibit D:	[…***…]

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EXHIBIT A

AGENSYS PATENT RIGHTS
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EXHIBIT B

AGENSYS LICENSED PATENT RIGHTS

[…***…]

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EXHIBIT C

AGENSYS’S AFFILIATES

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List of Affiliates    as of Mar, 2015

Company name	Country
Japan

Astellas Pharma, Inc.	Japan
Astellas Business Service Co., Ltd.	Japan
Astellas Marketing and Sales Support Co., Ltd.	Japan
Astellas Learning Institute, Co., Ltd.	Japan
Astellas Research Technologies Co., Ltd.	Japan
Astellas Analytical Science Laboratories Inc.	Japan
Astellas Pharma Tech Co., Ltd.	Japan

North America

Astellas US Holding, Inc.	USA
Astellas US LLC	USA
Astellas Pharma US, Inc.	USA
OSI Pharmaceuticals, LLC	USA
(OSl) Pinelawn LLC	USA
OSl Ardsley LLC	USA
Ocogene Science Inc.	USA
Astellas Pharma Canada Inc.	Canada
Astellas Farma Brasil Importacao e Distribucao de Medicamentos Ltda.	Brazil
Astellas Pharma Global Development, Inc.	USA
Astellas Scientific and Medical Affairs, Inc.	USA
Astellas Research Institute of America LLC	USA
Agensys, Inc.	USA
Astellas US Technologies, Inc.	USA
Astellas Pharma Technologies, Inc.	USA
Astellas Venture Capital LLC	USA
Astellas Venture Management LLC	USA
Astellas Bio Inc.	USA
Perseid Therapeutics LLC	USA
Fujisawa Investments for Entrepreneurship, L.P.	USA
Astellas Venture Fund I LP	USA
Fujisawa Investments for Entrepreneurship II, L.P.	USA

Europe

Astellas B.V.	Netherlands
Astellas Pharma Ges.mbH	Austria
Astellas Pharma EOOD	Bulgaria
Astellas d.o.o. za promet lijekovima	Croatia
Astellas Pharma s.r.o.	Czech
Astellas Pharma A/S	Denmark
Astellas Pharma JLT	Dubai
Astellas Pharma S.A.S	France
Astellas Pharma GmbH	Germany
Astellas Deutschland GmbH	Germany
Klinge Pharma GmbH	Germany

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Astellas Pharmaceuticals AEBE	Greece
Astellas Pharma Kft	Hungary
Astellas Pharma Co. Ltd.	Ireland
Astellas Pharma S.p.A.	Italy
Astellas Pharma Europe BV	Netherlands
Astellas Pharma International BV	Netherlands
Astellas Pharma BV	Netherlands
Astellas Pharma Sp.z.O.O.	Poland
Astellas Farma Limitada	Portugal
Yabrofarma, LDA	Portugal
Astellas Pharma S.R.L.	Rumania
ZAO Astellas Pharma	Russia
Astellas Pharma Production LLC	Russia
Astellas Pharma Pty.	South Africa
Astellas Pharma S.A.	Spain
Yamanouchi Spain, S.L.	Spain
Astellas Pharma AB	Sweden
Astellas Pharma A.G.	Switzerland
Astellas Pharma llaç Ticaret ve Sanayi A.Ş.	Turkey
Astellas Pharma, trzenje in distribucija farmacevtskih izdelkov d.o.o.	Slovenia
Limited Liability Company “Astellas Pharma”	Ukraine
Astellas Pharma Europe Limited	UK
Astellas Pharma Limited	UK
Bripharm Ltd.	UK
Paines & Byrne, Limited	UK
Astellas Ireland Co., Ltd.	Ireland
Prosidion Limited	UK
Oxford Real Estate Owner Ld.	UK
Oxford Real Estate Owner 2 Ltd.	UK

Asia

Astellas Pharma Korea, Inc.	Korea
Astellas Pharma Taiwan, Inc.	Taiwan
Astellas Pharma China, Inc.	China
Astellas Pharma Hong Kong Co., Ltd.	Hong Kong
Astellas Pharma (Thailand) Co., Ltd.	Thailand
Astellas Pharma Philippines, Inc.	Philippine
P. T. Astellas Pharma Indonesia	Indonesia
Astellas Pharma India PVT, Ltd.	India
Astellas Pharma Singapore Pte. Ltd	Singapore

Oceania

Astellas Pharma Australia Pty Ltd.	Australia
Rainbowseeker Insurance, Inc.	Micronesia

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EXHIBIT D

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